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                                                                   EXHIBIT 11.01


PACIFIC LITHIUM LIMITED
RECONCILIATION OF NET LOSS AND PRO FORMA EARNINGS PER COMMON SHARE Amounts in thousands, except per share data
(Unaudited)

                                         YEAR ENDED         YEAR ENDED      NINE MONTHS ENDED      YEAR ENDED     NINE MONTHS ENDED
                                       MARCH 31, 1997     MARCH 31, 1998    DECEMBER 31, 1998    MARCH 31, 1999   DECEMBER 31, 1998
EARNINGS (LOSS) PER SHARE
Basic loss per share:
  NUMERATOR:
    Basic net loss                      $  (2,094,982)      $(3,308,819)      $  (2,445,764)     $   (3,781,808)    $  (3,315,409)
                                        =============       ===========       =============      ==============     =============
  DENOMINATOR:
    Basic weighted average
      shares outstanding                   13,069,000        15,499,946          17,069,320          17,273,161        20,180,240
                                        =============       ===========       =============      ==============     =============
    Basic net loss per share            $       (0.16)      $     (0.21)      $       (0.14)     $        (0.22)    $       (0.16)
                                        =============       ===========       =============      ==============     =============
Diluted earnings (loss) per share:
  NUMERATOR:
    Diluted net loss                    $  (2,094,982)      $(3,308,819)      $  (2,445,764)     $   (3,781,808)    $  (3,315,409)
                                        =============       ===========       =============      ==============     =============
  DENOMINATOR:
    Weighted average shares
      outstanding                          13,069,000        15,499,946          17,089,320          17,273,161        20,180,240
    Dilutive effect of options                      0                 0             364,361             398,932           357,646
    Dilutive effect of warrants(1)                  0                 0                   0                   0                 0
                                        -------------       -----------       -------------      --------------     -------------
    Dilutive weighted average
      shares outstanding                   13,069,000        15,499,946          17,453,681          17,432,792        20,537,886
                                        =============       ===========       =============      ==============     =============
    Diluted earnings (loss)
      per share                         $       (0.16)      $     (0.21)      $       (0.14)     $        (0.22)    $       (0.15)
                                        =============       ===========       =============      ==============     =============
    If anti-dilutive, use Basic         Anti-dilutive       Anti-dilutive     Anti-dilutive      Anti-dilutive      Anti-dilutive

(1) Where there is an anti-dilutive effect on the calculation the item is set to zero.